Exhibit 10.2

AMENDMENT 3 TO ACQUISITION AGREEMENT

This Amendment 3 to Acquisition Agreement (this “Amendment”), dated August 8th, 2016 is entered into by and among China United Insurance Service, Inc., a company with limited liability incorporated under the laws of Delaware (“CUIS”), Action Holdings Financial Limited, a company with limited liability incorporated under the laws of British Virgin Islands (“AHFL”) and a wholly-owned subsidiary of CUIS and Mr. LI CHWAN HAU, a Taiwan citizen with Taiwan ID No: B120352285, the shareholder of Genius Holdings Financial Limited (“GHFL”) (the “Selling Shareholder”).

CUIS and the Selling Shareholder are collectively referred to as the “Parties” and each a “Party” under this Amendment.

WHEREAS, the Parties entered into the Acquisition Agreement on February 13, 2015 (the “Agreement”), pursuant to which CUIS approved the Acquisition with GHFL becoming a direct wholly owned Subsidiary of AHFL as a result of the Acquisition and approved the granting of the Put Option.

WHEREAS, On February 17, 2016, the Company and AHFL entered into an Amendment 2 to the Agreement (the “Amendment 2”) with Mr. Li, pursuant to which, on or prior to February 28, 2016, (i) the Company is committed to complete the listing of the Company into major capital markets, where the net proceeds raised through such public offering financing shall be at least USD 10,000,000; and (ii) failure to timely complete the above-mentioned criteria shall be deemed as a material breach of the Company under Article 8 of the Genius Acquisition Agreement, whereby the Selling Shareholder shall be entitled to revoke the exercised Put Option right set forth in Section 2.8 as if the Put Option had never been exercised.

WHEREAS, the Company has been actively working towards its listing in a major capital market, where the existence of such revocation right under the Third Amendment is actually to the detriment of such listing process.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and on the terms and conditions set forth herein, the Parties hereto agree as follows:

The Amendment 2 is hereby terminated effective on the Effective Date set forth hereof above.

Except amended by this Amendment, any other provision of the Agreement shall remain unchanged. This Amendment together with the Agreement shall constitute the entire agreement among the Parties with respect to the subject matter of the Agreement and shall supersede all previous communications of the Parties in respect of the subject matter of the Agreement. This Amendment is made in one or more counterparts, all of which will be considered one and the same agreement and will become effective. When one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF the Parties hereto have executed this Amendment as of the day and year first above written.

China United Insurance Service, Inc. By: /s/ Mao Yi Hsiao
Mao Yi Hsiao, Director

Action Holdings Financial Limited By: /s/ Mao Yi Hsiao
Mao Yi Hsiao, Director

Selling Shareholder of GHFL By: /s/ LI Chwan-Hau
LI Chwan-Hau